Exhibit 99.1

CuriosityStream Appoints Industry Veteran John Vilade as Chief Commercial Officer to Accelerate AI Licensing and Partner Growth
SILVER SPRING, Md. — CuriosityStream Inc. (Nasdaq: CURI), a leading global factual media company, today announced the creation of a new executive leadership position, Chief Commercial Officer, and the appointment of John Vilade to the role, effective immediately. Vilade will report directly to Clint Stinchcomb, CuriosityStream’s President and Chief Executive Officer.
“It’s rare to find a commercial leader with a track record of delivering A+ outcomes across technology, streaming, cable, and broadcast,” said Stinchcomb. “John is that guy. He brings a bias for action, a growth mindset, an understanding of how to monetize content, and deep partnership expertise that will be critical as we scale our business and build long-term enterprise value. I’ve wanted to work with John for a long, long time. I am delighted that he is joining CuriosityStream.”
As Chief Commercial Officer, Vilade will lead CuriosityStream’s sales and business development initiatives, with a focus on driving high-margin, durable growth across the company’s global distribution partnerships and expanding AI licensing relationships.
Vilade joins CuriosityStream with more than three decades of experience spanning media, technology, and business development, including senior leadership roles at NBCUniversal, Hulu, Discovery Communications, and Premion, as well as high-growth technology companies. Most recently, he served as Chief Executive Officer of 6P Color, where he guided the company through the product and commercial launch of next-generation color technology platforms. Earlier in his career, he was an early sales leader at Hulu, helping to scale national, local, multicultural, and upfront advertising businesses, and held senior revenue leadership roles at Premion, NBCUniversal, and Discovery, earning a reputation for building strategic partnerships and scaling complex, multi-platform businesses.
“CuriosityStream is uniquely positioned at the intersection of premium factual storytelling, global distribution, and millions of hours of diversified, rights-controlled content,” said Vilade. “I’m excited to join the company at a time of strong momentum and to work closely with Clint and the leadership team to accelerate growth. The current environment creates transformational opportunities to expand technology partnerships, unlock new revenue partners, and advance CuriosityStream’s long-term vision.”
Vilade holds bachelor’s and master’s degrees from Baylor University and serves on several advisory and nonprofit boards.

About CuriosityStream Inc.
CuriosityStream Inc. is the entertainment brand for people who want to know more. The global media company is home to award-winning original and curated factual films, shows, and series covering science, nature, history, technology, society, and lifestyle. With millions of subscribers worldwide and thousands of titles, the company operates the flagship Curiosity Stream SVOD service, available in more than 175 countries worldwide; Curiosity Channel, the linear television channel available via global distribution partners; Curiosity University, featuring talks from the best professors at the world's most renowned universities as well as courses, short and long-form videos, and podcasts; Curiosity Now, Curiosity Explora, and other free, ad-supported channels; Curiosity Audio Network, with original content and podcasts; and Curiosity Studios, which oversees original programming. Curiosity Inc. is a wholly owned subsidiary of CuriosityStream Inc. (Nasdaq: CURI). For more information, visit CuriosityStream.com.
Media Contact:
Vanessa Gillon
vanessa.gillon@curiositystream.com